As filed with the Securities and Exchange Commission on September 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	98-0355609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands

(345) 949-8066

(Address and Telephone Number, including Area Code, of Principal Executive Offices)

Seagate Technology 2004 Stock Compensation Plan

(Full Titles of the Plans)

William D. Watkins

Chief Executive Officer and President

Seagate Technology

920 Disc Drive

P.O. Box 66360

Scotts Valley, California 95067

Copy to:

Stephen W. Fackler, Esq.

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

(650) 849-5300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Statement Fee
Seagate Technology 2004 Stock Compensation Plan, Common Shares, par value $0.00001 per share	27,500,000	$14.80	$407,000,000	$47,903.90

(1)	In addition, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of options and other rights to acquire Common Shares, to be granted pursuant to the employee benefit plans described herein.

(2)	In addition, this Registration Statement shall also be deemed to cover the additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purposes of this offering under Rule 457(c). As to the aggregate of 27,500,000 shares of Common Stock being registered under the Seagate Technology 2004 Stock Compensation Plan, the price is based on the average of the high ($15.09) and low ($14.50) price per share of the Registrant’s Common Stock, as reported on the New York Stock Exchange on September 22, 2005.

The Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this Registration Statement, which means that information included in those documents is considered part of this Registration Statement. Information that we file with the SEC after the effective date of this Registration Statement will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the effectiveness of this Registration Statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)	Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act., which contains audited financial statements for our latest fiscal year ended July 1, 2005, as filed with the SEC on August 1, 2005.

(b)	Our Current Reports on Form 8-K filed since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above.

(c)	The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on December 6, 2002.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above.

Item 4.	Description of the Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The articles of association of the Registrant provide for the indemnification of its officers and directors. Specifically, under the indemnification provisions, the Registrant will indemnify its officers and directors to the fullest extent permitted by law against liabilities that are incurred by the directors and officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful neglect or default.

The Registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors and officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range that may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned Registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scotts Valley, State of California, on September 28, 2005.

By:	/s/ WILLIAM L. HUDSON
William L. Hudson
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, whose signatures appear below, hereby constitute and appoint William D. Watkins, Charles C. Pope, and William L. Hudson and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2005.

Signature	Title

/s/ WILLIAM D. WATKINS William D. Watkins	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ CHARLES C. POPE Charles C. Pope	Chief Financial Officer (Principal Financial Officer)

/s/ KAREN M. ROGGE Karen M. Rogge	Vice President, Corporate Finance and Treasurer (Principal Accounting Officer)

/s/ WILLIAM W. BRADLEY William W. Bradley	Director

/s/ JAMES G. COULTER James G. Coulter	Director

/s/ JAMES A. DAVIDSON James A. Davidson	Director

/s/ GLENN H. HUTCHINS Glenn H. Hutchins	Director

/s/ DONALD E. KIERNAN Donald E. Kiernan	Director

/s/ STEPHEN J. LUCZO Stephen J. Luczo	Director

/s/ DAVID F. MARQUARDT David F. Marquardt	Director

/s/ LYDIA MARSHALL Lydia Marshall	Director

Gregorio Reyes	Director

/s/ JOHN W. THOMPSON John W. Thompson	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Third Amended and Restated Memorandum of Association of Seagate Technology (formerly known as Seagate Technology Holdings) (incorporated by reference to Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q (file no. 001-31560) filed with the SEC on October 29, 2004).

4.2	Third Amended and Restated Articles of Association of Seagate Technology (formerly known as Seagate Technology Holdings) (incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q (file no. 001-31560) filed with the SEC on October 29, 2004).

4.3	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (reg. no. 333-100513) filed with the SEC on November 8, 2002).

5.1	Opinion re legality.

23.1	Consent of Counsel (included in Exhibit 5.1 to this registration statement).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature pages to this registration statement).

99.1	Seagate Technology 2004 Stock Compensation Plan.

99.2	Form of Restricted Stock Bonus Agreement.

99.3	Form of Stock Option Agreement for both Officers and Non-Officers.